Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Omnibus Incentive Plan of McCormick & Company, Incorporated and subsidiaries of our reports dated January 25, 2013, with respect to the consolidated financial statements and schedule of McCormick & Company, Incorporated and subsidiaries and the effectiveness of internal control over financial reporting of McCormick & Company, Incorporated, included in its Annual Report (Form 10-K) for the year ended November 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
April 2, 2013